UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 15, 2006

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, Toreador Resources Corporation (“Toreador”) has delayed the filing of its Quarterly Report on Form 10-Q for the nine month period ended September 30, 2006. The delay in filing such Form 10-Q is the result of Toreador restating its audited consolidated financial statements as and for the years ended December 31, 2003, 2004 and 2005 and for its unaudited consolidated financial statements for each of the quarters ended March 31 and June 30, 2006. Toreador now believes that the restatements for each of the years ended December 31, 2003, 2004 and 2005 are primarily due to a) the calculation of depreciation, depletion and amortization; b) foreign exchange conversion; c) accruals recorded in the incorrect period; d) asset retirement obligations; and e) the capitalization of rather than the expensing of interest. The restatements for the year ended December 31, 2005 and for each of the quarters ended March 31 and June 30, 2006, relate to the above items, as well as a) a reclassification of drilling costs relating to certain incidents occurring in the Black Sea from accounts receivable back to oil and gas properties and b) reversal of a loss contingency previously established in connection with the previously established account receivable for the insurance proceeds relating to the Black Sea incidents.

As a result of this delay, a covenant default has occurred under Section 4.03(b) of the Indenture, dated as of September 27, 2005 (the “Indenture”), between Toreador and The Bank of New York Trust Company, N.A. (the “Trustee”), with respect to Toreador’s 5.00% Convertible Senior Notes due 2025. Section 4.03(b) of the Indenture requires Toreador to provide the Trustee with copies of Toreador’s annual reports, information, documents and other reports that Toreador is required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 within thirty (30) days of when such reports are required to be filed with the SEC.

On December 15, 2006, Toreador received a notice from the Trustee under Section 4.03(b) of the Indenture for failing to provide the Trustee with a copy of its Quarterly Report on Form 10-Q for the nine month period ended September 30, 2006. Under Section 6.01(v) of the Indenture, this covenant default will not lead to an Event of Default unless Toreador fails to cure the covenant default within thirty (30) days after receiving the written notice from the Trustee. The thirty (30) day period ends on January 14, 2007. As previously disclosed, Toreador expects to file such Form 10-Q on, or prior to January 11, 2007. Assuming such Form 10-Q is filed as expected, an Event of Default will not occur under the Indenture.

Under Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee by written notice to Toreador, or the holders of at least twenty five percent (25%) in aggregate principal amount of the securities then outstanding by written notice to Toreador and the Trustee, may declare the principal of, and any premium and accrued and unpaid interest, if any, and any premium on, all securities to be immediately due and payable. The notes currently outstanding have an aggregate principal amount of $86.25 million.

Under Section 7.2.1 of the Credit Agreement, dated December 30, 2004 (the “Credit Agreement”), between Toreador Exploration & Production, Inc., Toreador Acquisition Corporation (collectively, the “Borrowers”) and Texas Capital Bank, N.A. (“Texas Capital”), the Borrowers are required to provide Texas Capital on or before the 60th day after the last day of each fiscal quarter, a copy of the un-audited consolidated financial statements of Toreador. Under Section 8.1.7 of the Credit Agreement, an Event of Default would occur if either the Borrowers or Toreador, as Guarantor under the Credit Agreement, default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing a material debt and such default is not waived and continues beyond any applicable cure period. Texas Capital, however, has agreed orally to waive the Default under Section 7.2.1 and the Event of Default under Section 8.1.7 of the Credit Agreement. The Borrowers currently have $5.55 million borrowed under the Credit Agreement.

Pursuant to Section 19.1.1(b) of the Reserve Base Revolving Facility Agreement by and between Madison Energy France, Madison Oil France, Toreador, Madison Oil Company Europe, and Natixis

Banques Populaires (“Natixis”), dated December 23, 2004 (the “Agreement”), Toreador was required to provide Natixis with its un-audited consolidated financial statements for the nine month period ended September 30, 2006 within forty-five (45) days after the end of such quarter. Natixis has agreed orally to waive such default and any other default under the Agreement as a result of Toreador not yet providing such financial statements. Toreador has $11 million borrowed under the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date:	December 21, 2006
		By:	/s/ G. Thomas Graves III
G. Thomas Graves III, President and CEO